Exhibit 12

                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES

         Computation of Consolidated Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                                              Years ended December 31,
                                             ---------------------------------------------------------
                                                1996        1995        1994        1993         1992
                                                ----        ----        ----        ----         ----
Earnings before income taxes                 $ 259,382     158,175     118,281     148,335      95,384

Fixed charges:
  Interest expense                              50,668      36,204      21,920      14,924      10,587
  Portion of rental
    expense representative
    of interest factor*                          6,283       6,907       5,365       4,943       5,025
                                              --------     -------     -------     -------     -------
Earnings available for fixed charges         $ 316,333     201,286     145,566     168,202     110,996
                                              ========     =======     =======     =======     =======

Fixed charges:
  Interest expense                           $  50,668      36,204      21,920      14,924      10,587
  Portion of rental expense
    representative of interest factor*           6,283       6,907       5,365       4,943       5,025
                                              --------     -------     -------     -------     -------
Total Fixed Charges                          $  56,951      43,111      27,285      19,867      15,612
                                              ========     =======     =======     =======     =======

Consolidated ratio of earnings
  to fixed charges                                 5.6         4.7         5.3         8.5         7.1
                                              ========     =======     =======     =======     =======

*Estimated at one-third of rental expense deemed representative of the interest factor.